Exhibit 99.1

Contact:	Wesley B. Wampler
Director, Investor Relations
Phone: 540-949-3447
wamplerwes@ntelos.com

NTELOS Holdings Corp. Reports Second Quarter 2006 Operating Results

Revenues up 13% for the First Six Months of 2006

Adjusted EBITDA up 14% from Second Quarter 2005

WAYNESBORO, VA – August 2, 2006 – NTELOS Holdings Corp. (NASDAQ: NTLS), a leading provider of wireless and wireline communications services (branded as NTELOS) in Virginia and West Virginia, today announced operating results for its second quarter of 2006.

Operating revenues for second quarter 2006 were $108.2 million. Net income for the same period was $0.2 million. Net income includes pre-tax charges of a $6.3 million write-off of certain debt issuance costs and discounts related to the repayment of floating rate notes; $2.3 million of prepayment penalties related to the repayment of the second lien credit facility; and $0.9 million for non-cash compensation related to capital stock and options to purchase capital stock issued by the Company, primarily prior to its initial public offering. For purposes of this discussion and to provide comparable period financial results, second quarter 2006 and first six months 2006 results of the Company are compared to the combined second quarter 2005 and first six months 2005 results of the Company and NTELOS Inc.

Highlights for the quarter include:

•	Wireless subscribers top 350,000

•	Wireless average revenue per handset (ARPU) of $53.68, up 3% from second quarter 2005

•	Broadband connections up 24% from second quarter 2005

•	Operating income tops $20 million

•	Adjusted EBITDA (a non-GAAP measure) of $42.7 million

•	Wireless adjusted EBITDA of $27.7 million, an 18% increase from second quarter 2005

“Our second quarter performance continued the positive trends of previous quarters,” said James S. Quarforth, the Company’s Chief Executive Officer. “Compared to second quarter of last year, our operating revenues were up 12% and adjusted EBITDA was up 14%. Adjusted EBITDA for the first half of 2006 is up 18% from the first half of 2005. We are pleased with this growth and, as importantly, that it has continued sequentially for several quarters.”

Recent Developments

Credit Facilities Refinancing: Effective June 1, 2006, the Company completed the refinancing of NTELOS Inc.’s first and second lien credit facilities. In connection with the refinancing, NTELOS Inc. issued an additional $235 million of first lien indebtedness, proceeds of which were used to repay in full its existing $225 million second lien loan and the $2.3 million prepayment penalty. As a result of the refinancing, NTELOS Inc. has outstanding $630 million of first lien indebtedness. NTELOS Inc. also retains a $35 million undrawn first lien revolving credit facility. The new credit facility maintains the same leverage and coverage ratio covenants as the previous facility. The refinancing improved the Company’s overall cost of capital which is projected to result in approximately $5.4 million of annual interest savings. The Company had previously announced that the applicable margin charged above LIBOR on the first lien loan interest rate was reduced by 25 basis points, from 250 to 225 effective in May 2006.

Class B Common Stock Dividend: The Company’s board of directors declared the payment of a $30 million dividend on its Class B Common Stock which was paid on June 6, 2006. The payment of the dividend satisfied the entire $30 million Class B distribution preference which had the effect of eliminating complexity in the Company’s equity capital structure that remained following its initial public offering earlier this year. The Company had previously disclosed in connection with its initial public offering that it expected to pay a $30 million dividend on the Class B Common Stock within the first six months of 2006.

Class B Common Stock Conversion: Subsequent to the payment of the distribution preference, the majority of the Company’s Class B stockholders converted approximately 26,155,000 shares of Class B Common Stock to Common

Stock, increasing the number of shares of the outstanding class of Common Stock from 15,375,000 to approximately 41,536,000 as of June 30, 2006. Conversion of the approximately 337,000 remaining Class B shares is expected in the near future.

Floating Rate Notes: On April 15, 2006, $135 million floating rate senior notes issued October 17, 2005 were paid off from the proceeds of the initial public offering. Unamortized portions of the debt issuance costs and the original issue discounts of approximately $5.1 million and $1.3 million, respectively, were written off in second quarter 2006 in connection with the repayment of these notes.

Operating Highlights

Operating revenues for second quarter 2006 were $108.2 million, a 12% increase over second quarter 2005 operating revenues of $96.3 million and 2% over operating revenues of $105.7 million in first quarter 2006. Operating revenues for the first six months of 2006 were $213.8 million, 13% over operating revenues for the same period last year of $188.9 million.

Wireless operating revenues for second quarter of 2006 were $79.6 million compared to $69.4 million for the same period in 2005, an increase of 15%. Wireless subscribers were 350,168 at the end of second quarter 2006, a 7% increase from 326,435 at the end of second quarter 2005 and a 2% increase from 343,879 at the end of first quarter 2006. This growth, combined with a 3% increase in average revenue per handset/unit, or ARPU (a non-GAAP measure), from second quarter 2005 to second quarter 2006 resulted in a 10% increase in subscriber revenues for these periods. Wholesale revenues were $19.2 million for second quarter 2006 compared to $15.3 million for the same quarter last year, an increase of 25%. Wholesale revenues were primarily derived from the strategic network alliance agreement with Sprint Nextel, which totaled $18.9 million and $15.1 million for these respective periods. Wireless operating revenues for the first six months of 2006 were $157.2 million, a $22.1 million or 16%, increase over the first half of 2005.

Wireline operating revenues were $28.3 million for the second quarter of 2006, a 6% increase over second quarter 2005 of $26.7 million. Rural Local Exchange Carrier (RLEC) operating revenues were $14.8 million in the second quarter of 2006 compared to $13.7 million in second quarter 2005, an increase of 9%. Growth in access revenues, primarily driven by increased minutes of use, were partially offset by revenue reductions from local access line losses. In the competitive wireline segment, which consists of Competitive Local Exchange Carrier (CLEC), Internet Service Provider (ISP) and network operations, operating revenues grew 4% from $13.0 million to $13.5 million from second quarter 2005 to second quarter 2006. Revenues from key growth products, including broadband, integrated access, special access and transport, grew $1.1 million, or 11%, for second quarter 2006 compared to second quarter 2005, offsetting the loss of dial-up internet revenues. For the first six months of 2006, wireline operating revenues were $56.3 million, a 5% increase over the same period last year.

Adjusted EBITDA (a non-GAAP measure) for second quarter 2006 reached a new quarterly high at $42.7 million, with a margin of 40%. This amount represents an increase of 14% over second quarter 2005 adjusted EBITDA of $37.5 million. Adjusted EBITDA for the first six month periods of 2006 and 2005 was $85.1 million and $72.3 million, respectively, an increase of 18%.

Wireless adjusted EBITDA was $27.7 million for the second quarter of 2006, compared to $23.4 million for second quarter 2005, an increase of 18%. The adjusted EBITDA margin for wireless increased to 35% for second quarter 2006 from 34% in second quarter 2005. Revenue growth has continued to outpace the growth of related operating expenses, enhancing margin. Wireless adjusted EBITDA for the first six months of 2006 was $55.7 million, an $11.8 million or 27%, increase over the first half of 2005.

Wireline adjusted EBITDA was $16.2 million for the second quarter of 2006, a 7% increase over $15.1 million for the second quarter 2005. Wireline adjusted EBITDA margin was 57%. For the first six months of 2006, wireline adjusted EBITDA was $31.9 million, a 5% increase over the same period last year.

Business Segment Highlights

Wireless

•	Gross customer additions for the second quarters of 2006 and 2005 were 37,343 and 38,344, respectively. Gross customer additions of higher-value, under-contract, post-pay subscribers were 19,653 in the second quarter of 2006, totaling 39,402 year-to-date. Net subscriber additions for the first six months of 2006 were 13,862, with 6,289 added in the second quarter. At June 30, 2006, post-pay subscribers continue to represent 74% of total subscribers and approximately 81% of these subscribers were under contract with an average contract term of 13 months remaining.

ARPU (a non-GAAP measure) for second quarter 2006 was $53.68, 3% higher than ARPU for second quarter 2005 of $52.24. Post pay ARPU increased $1.22 from first quarter 2006 to $55.30 and was 2% higher than post-pay ARPU for second quarter 2005 of $54.46. The consecutive quarter increase was attributable to continued growth in data services and data packages and higher monthly access revenues due to growth in higher-priced unlimited and National plans. Total data ARPU increased slightly from the previous quarter to $2.64 for second quarter 2006.

Cost per Gross Addition (CPGA - a non-GAAP measure), was $382 in second quarter 2006, up from $354 in the previous quarter. CPGA costs were essentially the same for each period at approximately $14.3 million; the increase results from lower gross additions in the second quarter with higher average selling costs and handset subsidy due to promotional offers related to the new “True Blue Wireless” promotions. For the first six months of 2006, CPGA averaged $368, compared to the average of the first six months of 2005 of $352. Cash Cost per Handset/Unit (CCPU - a non-GAAP measure), was $31.41 for second quarter 2006, up from $29.91 in the previous quarter due to roaming costs related to increased roaming revenue and retention costs. Total network cell sites were 917 at June 30, 2006 compared to 899 at March 31, 2006 and 860 at June 30, 2005, a 7% increase.

Wireline

•	RLEC: Access lines at the end of second quarter 2006 were 46,013, compared to 47,514 at the end of second quarter 2005, a 3% decrease. This line loss is reflective of a reduction in Centrex lines, network grooming to reduce internal ISP lines and wireless substitution. Despite these line losses, RLEC operating revenues for second quarter 2006 were 9%, or approximately $1.2 million, higher than for second quarter 2005 primarily due to an increase in access revenues related to the increase in minutes of use. RLEC adjusted EBITDA for second quarter 2006 was $11.3 million compared to $10.2 million for second quarter 2005, an increase of $1.0 million or 10%. RLEC adjusted EBITDA for the first six months of 2006 was $22.6 million, $1.4 million or 7% over the $21.2 million for the same period in 2005.

•	Competitive Wireline: CLEC business local access lines at the end of second quarter 2006 were 45,885, a 5% increase over the end of second quarter 2005 at 43,774. Operating revenues for CLEC business local access lines increased 2% over these periods reflecting the customer growth partially offset by downward pricing driven by competition. Dial-up internet subscribers declined from 37,083 to 30,242 from second quarter 2005 to second quarter 2006. Revenue decline resulting from these subscriber losses was approximately $0.5 million quarter over quarter. Revenues from broadband products, however, increased approximately $0.2 million, or 9%, to $2.3 million in second quarter 2006 from $2.1 million in second quarter 2005 due to customer growth. Broadband growth in the RLEC footprint was especially strong, with customer penetration increasing to 24% at June 30, 2005 from 17% at June 30, 2005. Adjusted EBITDA for the competitive wireline segment increased 1%, to $4.9 million in second quarter 2006 from $4.8 million in second quarter 2005. Competitive Wireline adjusted EBITDA for the first six months of 2006 was $9.3 million, $0.2 million or 2% over the $9.1 million for the same period in 2005.

Quarforth concluded, “Our performance during the first six months of 2006 was marked by significant growth in operating revenues and adjusted EBITDA. As a result, we are well positioned to continue these growth trends for the second half of 2006.”

Business Outlook

The following statements are based on management’s current expectations. These statements are forward-looking and actual results may differ materially. Please see “Special Note Regarding Forward-Looking Statements”.

The Company re-affirms its previously provided guidance for 2006 of consolidated revenues to be between $425 million and $434 million and 2006 adjusted EBITDA to be between $165 million and $171 million. Additional guidance for RLEC and broadband customer growth will be provided on the Company’s earnings conference call.

###

Non-GAAP Measures

Adjusted EBITDA is defined as net income before interest, income taxes, depreciation and amortization, accretion of asset retirement obligations, capital restructuring fees, gain on sale of assets, advisory termination fees, other income and expenses, minority interests, reorganization items and non-cash compensation charges.

ARPU, or average monthly revenues per handset/unit in service, is computed by dividing service revenues per period by the weighted average number of handsets in service during that period. Please see footnotes in exhibits for a complete definition of this measure.

CPGA, or cost per gross addition, is computed by adding the income statement component of merchandise cost of sales, which is included in cost of wireless sales expense, and sales and marketing, which is included in customer operations expense and reducing that amount by the equipment revenues from sales to new customers, which is included in wireless communications revenues. The net result of these components is then divided by the gross subscriber additions during the period. Please see footnotes in exhibits for a complete definition of this measure.

CCPU, or cash cost per handset/unit, is computed by adding the income statement components of cost of sales, maintenance and support, corporate operations and customer operations, less equipment revenue and costs incurred to acquire new subscribers. The net result of these components is then divided by average subscribers for the period. In addition to the Company’s subscriber costs, CCPU includes the costs of other carriers’ subscribers roaming on the NTELOS network. Non-cash expenses such as depreciation, amortization and non-cash compensation are excluded from the calculation. Please see footnotes in exhibits for a complete definition of this measure.

Adjusted EBITDA, ARPU, CPGA and CCPU are non-GAAP financial performance measures. They should not be considered in isolation or as an alternative to measures determined in accordance with GAAP. Please refer to the exhibits and materials posted on the Company’s website for a reconciliation of these non-GAAP financial performance measures to the most comparable measures reported in accordance with GAAP and for a discussion of the presentation, comparability and use of such financial performance measures.

About NTELOS

NTELOS Holdings Corp. is an integrated communications provider with headquarters in Waynesboro, VA. NTELOS provides products and services to customers in Virginia, West Virginia, Kentucky, Ohio, Tennessee, Maryland and North Carolina, including wireless phone service, local and long distance telephone services, and data services for internet access and wide area networking. Detailed information about NTELOS is available at www.ntelos.com.

SPECIAL NOTE FROM THE COMPANY REGARDING FORWARD-LOOKING STATEMENTS

Any statements contained in this presentation that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. The words “anticipates,” “believes,” “expects,” “intends,” “plans,” “estimates,” “targets,” “projects,” “should,” “may,” “will” and similar words and expressions are intended to identify forward-looking statements. Such forward-looking statements reflect, among other things, our current expectations, plans and strategies, and anticipated financial results, all of which are subject to known and unknown risks, uncertainties and factors that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. Many of these risks are beyond our ability to control or predict. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this presentation. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. We do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise. Important factors with respect to any such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, include, but are not limited to: leverage; operating and financial restrictions imposed by our senior credit facilities; our cash requirements; rapid development and intense competition in the telecommunications industry; increased competition in our markets; declining prices for our services; changes or advances in technology; the potential to experience a high rate of customer turnover; our dependence on our affiliation with Sprint Nextel (“Sprint”); a potential increase in the roaming rates we pay; wireless handset subsidy costs; the potential for our largest competitors and Sprint to build networks in our markets; the potential loss of our licenses; federal and state regulatory developments; loss of our cell sites; the rates of penetration in the wireless telecommunications industry; our capital requirements; governmental fees and surcharges; our reliance on certain suppliers and vendors; the potential for system failures or unauthorized use of our network; the potential for security breaches of our physical facilities; the potential loss of our senior management and inability to hire additional personnel; the trading market for our common stock; the control over us by our two largest stockholders, CVC and Quadrangle; provisions in our charter documents and Delaware law; expenses of becoming a public company; the requirement to comply with Section 404 of the Sarbanes-Oxley Act; and other unforeseen difficulties that may occur.

Exhibits:

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Operations

•	Summary Operating Results

•	Reconciliation of Net Income (Loss) to Operating Income

•	Reconciliation of Operating Income to Adjusted EBITDA

•	Customer Summary Table

•	Wireless Customer Detail

•	Wireless Key Performance Indicators (KPI)

•	Wireless KPI Reconciliations (ARPU, CPGA and CCPU)

NTELOS Holdings Corp.

Condensed Consolidated Balance Sheets

(dollars in thousands)

	June 30, 2006	December 31, 2005
ASSETS
Current Assets
Cash and cash equivalents	$21,730	$28,134
Accounts receivable, net	37,238	37,691
Inventories and supplies	3,372	3,419
Other receivables and deposits	4,022	3,817
Prepaid expenses and other	6,920	5,593

	73,282	78,654

Deferred assets - interest rate swap	7,063	4,120
Securities and investments	142	3,042

Property, plant and equipment	448,908	408,117
Less accumulated depreciation	80,410	47,975

	368,498	360,142

Other Assets
Goodwill	158,033	162,395
Franchise rights	32,000	32,000
Other intangibles, net	106,480	113,580
Radio spectrum licenses in service	114,102	114,051
Other radio spectrum licenses	1,344	1,344
Radio spectrum licenses not in service	15,926	15,581
Deferred charges	4,790	10,934

	432,675	449,885

Total Assets	$881,660	$895,843

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$6,927	$4,513
Accounts payable	21,411	30,628
Advance billings and customer deposits	16,854	16,112
Accrued payroll	5,309	11,164
Accrued interest	115	161
Deferred revenue	647	933
Other accrued taxes	4,118	3,138
Other accrued liabilities	4,265	4,613

	59,646	71,262

Long-Term Liabilities
Long-term debt	622,592	754,871
Other long-term liabilities	59,704	68,183

	682,296	823,054

Minority interests	447	429

Stockholders’ Equity	139,271	1,098

Total Liabilities and Stockholders’ Equity	$881,660	$895,843

NTELOS Holdings Corp. 1

Condensed Consolidated Statements of Operations 2

(dollars in thousands, except for share data)

	Three months ended:		Six months ended: June 30, 2006	January 14, 2005 (inception) to June 30, 2005
	June 30, 2006	June 30, 2005
Operating Revenues
Wireless communications	$79,588	$45,242	$157,163	$45,242
Wireline communications	28,344	17,834	56,270	17,834
Other communications services	227	124	415	124

	108,159	63,200	213,848	63,200

Operating Expenses [3]
Cost of wireless sales (exclusive of items shown separately below)	16,964	9,666	32,763	9,666

Maintenance and support (inclusive of non-cash compensation charges of $83 and $923 for the three and six months ended 6/30/06, respectively)	18,233	10,654	36,952	10,654
Depreciation and amortization	21,345	14,713	41,992	14,713
Accretion of asset retirement obligation	230	98	427	98

Customer operations (inclusive of non-cash compensation charges of $123 and $1,194 for the three and six months ended 6/30/06, respectively)	24,533	14,330	48,904	14,330

Corporate operations (inclusive of non-cash compensation charges of $718 and $9,263 for the three and six months ended 6/30/06, respectively)	6,604	4,643	21,464	4,643
Capital restructuring charges	—	120	—	120
Termination of advisory agreements	—	—	12,941	—

	87,909	54,224	195,443	54,224

Operating Income	20,250	8,976	18,405	8,976

Other Income (Expenses)
Equity share of net loss from NTELOS Inc.	—	(1,652)	—	(1,213)
Interest expense [4,5]	(21,149)	(7,398)	(37,895)	(7,398)
Gain (loss) on interest rate swap agreement	1,005	(495)	2,943	(495)
Other income	774	125	3,718	125

	880	(444)	(12,829)	(5)

Income tax expense	627	734	4,237	734

	253	(1,178)	(17,066)	(739)

Minority interests in income of subsidiaries	(15)	(31)	(18)	(31)

Net Income (Loss)	238	(1,209)	(17,084)	(770)

Dividend on Class B common stock	30,000	—	30,000	—

Loss applicable to common shares	$(29,762)	$(1,209)	$(47,084)	$(770)

Basic and Diluted Loss per Share:
Loss per share - Basic and Diluted	$(0.72)	$(0.06)	$(1.26)	$(0.05)
Average Weighted Shares Outstanding - Basic and Diluted [6]	41,081	19,306	37,297	15,809

Cash dividend per share on Class B common stock	$1.13	$—	$1.13	$—

[1]	Please see NTELOS Holdings Corp. Form 10-K for the year ended December 31, 2005 for details related to the formation of NTELOS Holdings Corp. and a new accounting basis that was established for the Company’s assets and liabilities as of the May 2, 2005 merger.

[2]	On February 24, 2005, NTELOS Holdings Corp. purchased 24.9% of NTELOS Inc.’s common stock and warrants to buy common stock. From February 24, 2005 to May 1, 2005, the Company accounted for the results of NTELOS Inc. under the equity method of accounting. NTELOS Holdings Corp. had no operating activities prior to its acquisition of NTELOS Inc. on May 2, 2005.

[3]	Includes a $0.9 million and $11.4 million non-cash compensation charge related to capital stock and options to purchase capital stock for the three and six months ended June 30, 2006, respectively. Also includes $0.5 million of fees in the first quarter of 2006 paid under advisory agreements with CVC Management LLC and Quadrangle Advisors LLC whereby they provide advisory and other services to the Company. These advisory agreements were terminated in February 2006 in connection with the initial public offering for a termination fee of $12.9 million that was paid out of the offering proceeds. See NTELOS Holdings Corp. Form 10-K for the year ended December 31, 2005 for further details.

[4]	Includes approximately $0.7 million and $5.3 million of accrued interest expense for the three and six months ended June 30, 2006, respectively, for interest on the $135 million floating rate senior notes issued October 17, 2005. These notes were paid off from the proceeds of the initial public offering on April 15, 2006. Unamortized portions of the debt issuance costs and the original issue discounts of approximately $5.1 million and $1.3 million were written off in second quarter 2006 in connection with the repayment of these notes.

[5]	Includes a prepayment penalty of $2.25 million on the second lien credit facility that was retired on June 1, 2006 from borrowings under the new Amended and Restated Credit Agreement. See NTELOS Holdings Corp. Form 8-K dated June 1, 2006 for further details.

[6]	Loss per share and average weighted shares outstanding have been adjusted for all periods to reflect the conversion of Class A and Class L common shares to Class B common shares as of the initial public offering based on a 2.15 conversion ratio.

NTELOS Holdings Corp.

Summary of Operating Results

(dollars in thousands)

	Three Months Ended:		Six Months Ended:
	June 30, 2005 [1]	June 30, 2006	June 30, 2005 [1]	June 30, 2006
Operating Revenues
Wireless PCS Operations	$69,425	$79,588	$135,068	$157,163
Subscriber Revenues	50,199	55,199	96,800	109,451
Wholesale/Roaming Revenues, net	15,308	19,175	29,918	37,462
Equipment Revenues	3,716	5,002	7,960	9,831
Other Revenues	202	212	390	419

Wireline Operations
RLEC	13,668	14,843	28,029	29,563
Competitive Wireline	13,024	13,501	25,313	26,707

Wireline Total	26,692	28,344	53,342	56,270

Other Operations	190	227	467	415

	$96,307	$108,159	$188,877	$213,848

Operating Expenses

(before depreciation & amortization, accretion of asset retirement obligations, asset write-down and impairment charges, gain on sale of assets, termination of advisory agreements, operational and capital restructuring charges and non-cash compensation, a non-GAAP Measure)

Wireless PCS Operations	$45,993	$51,876	$91,244	$101,498
Cost of Sales - Equipment	6,357	6,984	12,915	13,986
Cost of Sales - Access & Other	8,330	9,980	15,454	18,777
Maintenance and Support	8,424	10,092	17,047	19,934
Customer Operations	18,103	20,627	36,647	40,193
Corporate Operations	4,779	4,193	9,181	8,608

Wireline Operations
RLEC	3,426	3,581	6,852	6,958
Competitive Wireline	8,177	8,606	16,250	17,426

Wireline Total	11,603	12,187	23,102	24,384

Other Operations [2]	1,244	1,347	2,263	2,821

	$58,840	$65,410	$116,609	$128,703

Adjusted EBITDA (a non-GAAP Measure)
Wireless PCS Operations	$23,432	$27,712	$43,824	$55,665

Wireline Operations
RLEC	10,242	11,262	21,177	22,605
Competitive Wireline	4,847	4,895	9,063	9,281

Wireline Total	15,089	16,157	30,240	31,886

Other Operations [2]	(1,054)	(1,120)	(1,796)	(2,406)

	$37,467	$42,749	$72,268	$85,145

Capital Expenditures
Wireless PCS Operations	$9,907	$14,583	$18,647	$28,818

Wireline Operations
RLEC	2,347	2,547	3,096	5,448
Competitive Wireline	4,001	3,474	6,842	5,517

Wireline Total	6,348	6,021	9,938	10,965

Other Operations	2,021	2,084	3,746	3,331

	$18,276	$22,688	$32,331	$43,114

[1]	For purposes of this discussion and to provide comparable period financial results, results of NTELOS Inc. for April 1 to May 1, 2005 and from January 1 to May 1, 2005 have been combined with NTELOS Holdings Corp. results from May 2, 2005 to June 30, 2005. NTELOS Holdings Corp. had no operating activities prior to its acquisition of NTELOS Inc. on May 2, 2005.

[2]	Other Operations expense includes fees paid under advisory agreements with CVC Management LLC and Quadrangle Advisors LLC whereby they provide advisory and other services to the Company for an annual advisory fee of $2.0 million. The Company recognized $0.3 million, $0.5 million and $0.5 million of advisory fees in the second, third and fourth quarters of 2005, respectively and $0.5 million for first quarter 2006. These advisory agreements were terminated in February 2006 for a termination fee of $12.9 million. See NTELOS Holdings Corp. Form 10-K for the year ended December 31, 2005 for further details.

NTELOS Holdings Corp.

Reconciliation of Net Income (Loss) to Operating Income 1

(dollars in thousands)

	Three Months Ended:		Six Months Ended:
	6/30/05 [2]	6/30/2006	6/30/05 [2]	6/30/2006
Net income (loss)	$(6,190)	$238	$(1,274)	$(17,084)
Interest expense	11,104	21,149	18,237	37,895
Gain (loss) on interest rate swap agreement	2,797	(1,005)	1,155	(2,943)
Income taxes	1,935	627	8,884	4,237
Minority Interest	31	15	18	18
Other Income	(207)	(774)	(395)	(3,718)

Operating Income	$9,470	$20,250	$26,625	$18,405

Wireless	$8,601	$12,581	$16,492	$26,217
RLEC	5,858	7,662	14,202	15,376
Competitive Wireline	2,968	2,095	4,719	3,627
Other	(7,957)	(2,088)	(8,788)	(26,815)

Operating Income	$9,470	$20,250	$26,625	$18,405

[1]	For purposes of this discussion and to provide comparable period financial results, results of NTELOS Inc. for April 1 to May 1, 2005 and from January 1 to May 1, 2005 have been combined with NTELOS Holdings Corp. results from May 2, 2005 to June 30, 2005. NTELOS Holdings Corp. had no operating activities prior to its acquisition of NTELOS Inc. on May 2, 2005.
[2]	Net income (loss) excludes the Company’s equity share of net loss from NTELOS Inc. for the period from April 1, 2005 to May 1, 2005 of ($1.6) million.

NTELOS Holding Corp.

Reconciliation of Operating Income (Loss) to Adjusted EBITDA 1

(dollars in thousands)

	2005					2006
	Wireless PCS	RLEC	Competitive Wireline	Other	Total	Wireless PCS	RLEC	Competitive Wireline	Other	Total
For The Three Months Ended June 30
Operating Income (Loss)	$8,601	$5,858	$2,968	$(7,957)	$9,470	$12,581	$7,662	$2,095	$(2,088)	$20,250
Depreciation and amortization	14,655	4,383	1,875	94	21,007	14,919	3,596	2,789	41	21,345

Sub-total: EBITDA	23,256	10,241	4,843	(7,863)	30,477	27,500	11,258	4,884	(2,047)	41,595

Accretion of asset retirement obligations	176	1	4	(20)	161	212	4	11	3	230
Capital restructuring charges	—	—	—	10,325	10,325	—	—	—	—	—
Gain on sale of asset	—	—	—	(3,496)	(3,496)	—	—	—	—	—
Non-cash compensation - Class A shares	—	—	—	—	—	—	—	—	924	924

Adjusted EBITDA	$23,432	$10,242	$4,847	$(1,054)	$37,467	$27,712	$11,262	$4,895	$(1,120)	$42,749

Adjusted EBITDA Margin	33.8%	74.9%	37.2%	N/M	38.9%	34.8%	75.9%	36.3%	N/M	39.5%

For The Six Months Ended June 30
Operating Income (Loss)	$16,492	$14,202	$4,719	$(8,788)	$26,625	$26,217	$15,376	$3,627	$(26,815)	$18,405
Depreciation and amortization	26,983	6,971	4,330	227	38,511	29,056	7,222	5,632	82	41,992

Sub-total: EBITDA	43,475	21,173	9,049	(8,561)	65,136	55,273	22,598	9,259	(26,733)	60,397

Accretion of asset retirement obligations	349	4	14	(17)	350	392	7	22	6	427
Termination of advisory agreements	—	—	—	—	—	—	—	—	12,941	12,941
Capital restructuring charges	—	—	—	15,524	15,524	—	—	—	—	—
Gain on sale of asset	—	—	—	(8,742)	(8,742)	—	—	—	—	—
Non-cash compensation - Class A shares	—	—	—	—	—	—	—	—	11,380	11,380

Adjusted EBITDA	$43,824	$21,177	$9,063	$(1,796)	$72,268	$55,665	$22,605	$9,281	$(2,406)	$85,145

Adjusted EBITDA Margin	32.4%	75.6%	35.8%	N/M	38.3%	35.4%	76.5%	34.8%	N/M	39.8%

[1]	For purposes of this discussion and to provide comparable period financial results, results of NTELOS Inc. for April 1 to May 1, 2005 and from January 1 to May 1, 2005 have been combined with NTELOS Holdings Corp. results from May 2, 2005 to June 30, 2005. NTELOS Holdings Corp. had no operating activities prior to its acquisition of NTELOS Inc. on May 2, 2005.

NTELOS Holdings Corp.

Customer Summary Table

Quarter Ended:	6/30/2005	12/31/2005	6/30/2006
Wireless Subscribers	326,435	336,306	350,168
RLEC Access Lines	47,514	46,810	46,013
CLEC Access Lines [1]	43,774	44,948	45,885
Broadband Connections [2]	12,635	14,047	15,616
Dial-Up Internet Subscribers	37,083	33,078	30,242
Long Distance Subscribers	36,712	40,263	43,168

[1]	Includes customer Primary Rate Interface (PRI) line equivalents at 23 lines per PRI. Excludes intercompany PRI lines.
[2]	Includes DSL, dedicated Internet access, wireless broadband and broadband over fiber.

NTELOS	Holdings Corp.

Wireless Customer Detail

Quarter Ended:	6/30/2005	9/30/2005	12/31/2005	3/31/2006	6/30/2006
Total Wireless Subscribers
Beginning Subscribers	315,586	326,435	328,035	336,306	343,879
Pre-Pay	77,652	79,989	79,728	80,023	86,179
Post-Pay	237,934	246,446	248,307	256,283	257,700

Gross Additions	38,344	36,344	43,187	40,285	37,343
Pre-Pay	15,119	15,483	16,396	20,536	17,690
Post-Pay	23,225	20,861	26,791	19,749	19,653

Disconnections	27,495	34,744	34,916	32,712	31,054
Pre-Pay	12,676	15,656	16,012	14,244	14,295
Post-Pay	14,819	19,088	18,904	18,468	16,759

Net Additions	10,849	1,600	8,271	7,573	6,289
Pre-Pay	2,443	-173	384	6,292	3,395
Post-Pay	8,406	1,773	7,887	1,281	2,894

Transfers	—	—	—	—	—
Pre-Pay	-106	-88	-89	-136	-206
Post-Pay	106	88	89	136	206

Ending Subscribers	326,435	328,035	336,306	343,879	350,168
Pre-Pay	79,989	79,728	80,023	86,179	89,368
Post-Pay	246,446	248,307	256,283	257,700	260,800

NTELOS Holdings Corp.

Wireless Key Performance Indicators

	6/30/2005	6/30/2006	2006 YTD
Average Subscribers (weighted monthly)	321,497	345,794	342,926

Gross Subscriber Revenues ($000)	$50,386	$55,690	$110,513
Revenue Accruals & Deferrals	(158)	(450)	(608)
Eliminations & Other Adjustments	(29)	(41)	(70)

Net Subscriber Revenues ($000)	$50,199	$55,199	$109,835

Average Monthly Revenue per Handset/Unit (ARPU) [1]	$52.24	$53.68	$53.71

Average Monthly Revenue per Postpay Handset/Unit (ARPU) [1]	$54.46	$55.30	$54.69

Average Monthly Data Revenue per Handset/Unit (ARPU) [1]	$1.68	$2.64	$2.62

Cost of Acquisition per Gross Addition (CPGA) [2]	$366	$382	$368

Monthly Cash Cost per Handset/Unit (CCPU) [3]	$29.30	$31.41	$30.67

Strategic Network Alliance Revenues	$15,051	$18,933	$36,986

Monthly Post Pay Subscriber Churn	2.0%	2.2%	2.3%

Monthly Blended Subscriber Churn	2.9%	3.0%	3.1%

Total Cell Sites (Period Ending)	860	917	917

Cell Sites under the Strategic Network Alliance Agreement (Period Ending; Sub-set of Total Cell Sites above)	514	547	547

[1]	Average monthly revenues per handset/unit in service, or ARPU, is an industry metric that measures service revenues per period divided by the weighted average number of handsets in service during that period. ARPU as defined may not be similar to ARPU measures of other companies, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of operations. The Company closely monitors the effects of new rate plans and service offerings on ARPU in order to determine their effectiveness. ARPU provides management useful information concerning the appeal of NTELOS rate plans and service offerings and the Company’s performance in attracting and retaining high value customers.

[2]	CPGA is cost per gross addition and summarizes the average cost to acquire new customers during the period. CPGA is a non-GAAP financial measure that is computed by adding the income statement component of merchandise cost of sales, which is included in cost of wireless sales expense, and sales and marketing, which is included in customer operations expense and reduces that amount by the equipment revenues from sales to new customers, which is included in wireless communications revenues. The net result of these components is then divided by the gross subscriber additions during the period. NTELOS believes CPGA is a useful measure used to compare the Company’s average cost to acquire a new subscriber to that of other wireless communications providers, although other wireless communications providers may include or exclude certain items from their calculations which may make the comparison less meaningful. The inclusion of merchandise cost of sales net of the equipment revenues from sales to new customers is critical to the understanding of how much it costs the Company to acquire a new subscriber.

[3]	CCPU is cash cost per handset/unit and represents the average cost to provide wireless service and support per subscriber. CCPU is a non-GAAP financial measure that is computed by adding the income statement components of cost of sales, maintenance and support, corporate operations and customer operations for wireless operations, less wireless equipment revenue and costs incurred to acquire new subscribers. The net result is then divided by average subscribers for the period. In addition to the Company’s subscriber costs, CCPU includes the costs of other carriers’ subscribers roaming on the NTELOS network. Non-cash expenses such as depreciation, amortization and non-cash compensation are excluded. NTELOS believes CCPU is a useful measure to compare the Company’s average costs to that of other wireless providers, although other providers may include or exclude certain items from their calculations which may make the comparison less meaningful. The Company believes CCPU is useful to evaluate NTELOS’ effectiveness in managing cash costs associated with providing services to customers. CCPU should be considered in addition to, but not as a substitute for, information contained in the Company’s statement of operations.

NTELOS Holdings Corp.

Wireless KPI Reconciliations

	Three Months Ended:		Six Months Ended:
	6/30/2005	6/30/2006	2005 YTD	2006 YTD
Average Revenue per Handset/Unit (ARPU) [1]
(dollars in thousands except for subscribers and ARPU)

Wireless communications revenue	$69,425	$79,588	$135,068	$157,163
Less: Equipment revenue from sales to new customers	(2,911)	(3,795)	(6,222)	(7,540)
Less: Equipment revenue from sales to existing customers	(805)	(1,207)	(1,737)	(2,291)
Less: Wholesale revenue	(15,308)	(19,175)	(29,918)	(37,462)
Plus (Less): Other revenues, eliminations and adjustments	(15)	279	694	643

Wireless gross subscriber revenue	$50,386	$55,690	$97,885	$110,513

Less: Paid in advance subscriber revenue	(10,524)	(12,473)	(20,601)	(25,168)
Plus (Less): adjustments	(280)	(230)	(809)	(726)

Wireless gross postpay subscriber revenue	$39,582	$42,987	$76,475	$84,619

Average subscribers	321,497	345,794	314,645	342,926

Total ARPU	$52.24	$53.68	$51.85	$53.71

Average postpay subscribers	242,285	259,133	238,357	257,861

Postpay ARPU	$54.46	$55.30	$53.47	$54.69

Wireless gross subscriber revenue	$50,386	$55,690	$97,885	$110,513
Less: Wireless voice and other feature revenue	(48,762)	(52,956)	(94,878)	(105,130)

Wireless data revenue	$1,624	$2,734	$3,007	$5,383

Average subscribers	321,497	345,794	314,645	342,926

Total Data ARPU	$1.68	$2.64	$1.59	$2.62

[1]	Average monthly revenues per handset/unit in service, or ARPU, is an industry metric that measures service revenues per period divided by the weighted average number of handsets in service during that period. ARPU as defined may not be similar to ARPU measures of other companies, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of operations. The Company closely monitors the effects of new rate plans and service offerings on ARPU in order to determine their effectiveness. ARPU provides management useful information concerning the appeal of NTELOS rate plans and service offerings and the Company’s performance in attracting and retaining high value customers.

NTELOS Holdings Corp.

Wireless KPI Reconciliations

	Three Months Ended:		Six Months Ended:
	6/30/2005	6/30/2006	2005 YTD	2006 YTD
Cost per Gross Acquisition (CPGA) [2]
(dollars in thousands except for subscribers and CPGA)

Cost of wireless sales	$14,687	$16,964	$28,369	$32,763
Less: access, roaming, and other cost of sales	(8,330)	(9,980)	(15,454)	(18,777)

Merchandise cost of sales	$6,357	$6,984	$12,915	$13,986

Total customer operations	$21,492	$24,533	$43,600	$48,904
Less Wireline and other segment expenses	(3,388)	(3,906)	(6,953)	(8,710)
Less: Wireless customer care, billing, bad debt and other expenses	(7,529)	(9,525)	(15,482)	(18,069)

Sales and marketing	$10,575	$11,102	$21,165	$22,125

Merchandise cost of sales	$6,357	$6,984	$12,915	$13,986
Sales and marketing	10,575	11,102	21,165	22,125
Less: Merchandise sales	(2,911)	(3,829)	(6,222)	(7,574)

Total CPGA costs	$14,021	$14,257	$27,858	$28,537

Gross subscriber additions	38,344	37,343	79,197	77,628
CPGA	$366	$382	$352	$368

Cash Cost per Handset/Unit (CCPU) [3]
(dollars in thousands except for subscribers and CCPU)

Maintenance and support	$15,823	$18,233	$31,738	$36,952
Less Wireline, other segment expenses	(7,399)	(8,141)	(14,691)	(17,018)

Wireless maintenance and support	$8,424	$10,092	$17,047	$19,934

Corporate operations	$6,837	$6,604	$12,902	$21,464
Less Wireline, other segment, and corporate expenses	(2,058)	(2,411)	(3,722)	(12,856)

Wireless corporate operations	$4,779	$4,193	$9,180	$8,608

Wireless maintenance and support	$8,424	$10,092	$17,047	$19,934
Wireless corporate operations	4,779	4,193	9,180	8,608
Wireless customer care, billing, bad debt and other expenses	7,529	9,525	15,482	18,069
Wireless access, roaming, and other cost of sales	8,330	9,980	15,454	18,777
Equipment revenue from sales to existing customers	(805)	(1,207)	(1,737)	(2,291)

Total CCPU costs	$28,257	$32,583	$55,427	$63,097

Average subscribers	321,497	345,794	314,645	342,926

CCPU	$29.30	$31.41	$29.36	$30.67

[2]	CPGA is cost per gross addition and summarizes the average cost to acquire new customers during the period. CPGA is a non-GAAP financial measure that is computed by adding the income statement component of merchandise cost of sales, which is included in cost of wireless sales expense, and sales and marketing, which is included in customer operations expense and reduces that amount by the equipment revenues from sales to new customers, which is included in wireless communications revenues. The net result of these components is then divided by the gross subscriber additions during the period. NTELOS believes CPGA is a useful measure used to compare the Company’s average cost to acquire a new subscriber to that of other wireless communications providers, although other wireless communications providers may include or exclude certain items from their calculations which may make the comparison less meaningful. The inclusion of merchandise cost of sales net of the equipment revenues from sales to new customers is critical to the understanding of how much it costs the Company to acquire a new subscriber.

[3]	CCPU is cash cost per handset/unit and represents the average cost to provide wireless service and support per subscriber. CCPU is a non-GAAP financial measure that is computed by adding the income statement components of cost of sales, maintenance and support, corporate operations and customer operations for wireless operations, less wireless equipment revenue and costs incurred to acquire new subscribers. The net result is then divided by average subscribers for the period. In addition to the Company’s subscriber costs, CCPU includes the costs of other carriers’ subscribers roaming on the NTELOS network. Non-cash expenses such as depreciation, amortization and non-cash compensation are excluded. NTELOS believes CCPU is a useful measure to compare the Company’s average costs to that of other wireless providers, although other providers may include or exclude certain items from their calculations which may make the comparison less meaningful. The Company believes CCPU is useful to evaluate NTELOS’ effectiveness in managing cash costs associated with providing services to customers. CCPU should be considered in addition to, but not as a substitute for, information contained in the Company’s statement of operations.